Exhibit 99.1

Contact:

Sylvia Wheeler

Director, Corporate Communications

650-462-5900

DEPOMED REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

MENLO PARK, Calif., May 10, 2004 – Depomed, Inc. (NASDAQ: DEPO) today announced its financial results for the quarter ended March 31, 2004.  For the quarter, a net loss of $6.7 million or $0.19 per share was reported, compared to a net loss of $6.3 million or $0.38 per share for the comparable period in 2003.  Cash and investment balances at March 31, 2004 were $37.3 million.

Revenues from collaborative agreements decreased to $0.1 million in the first quarter 2004 from $0.4 million in the same period of 2003 as a result of a reduction in product development services performed for a collaborative partner.  Research and development expenses for the quarter ended March 31, 2004 were $5.7 million compared to $5.8 million for the quarter ended March 31, 2003.

 “As 2004 gets underway, we have already made several significant accomplishments,” said John W. Fara, Ph.D., president, chief executive officer and chairman of Depomed.  “In the first quarter, we announced important positive results from the Phase III pivotal trial of our extended release ciprofloxacin antibiotic, Proquin™ XR.  In addition, we recently collaborated with Biovail Laboratories on the U.S. and Canadian regulatory submissions to gain marketing approval for our extended release Type II diabetes product, Metformin GR™, also known as Glumetza™.  We look forward to continued progress in product development and corporate partnering efforts as the year unfolds.”

About Depomed

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative Gastric Retention (GR™) system to develop novel oral products and improved formulations of existing oral drugs.  GR-based products are designed to provide once daily administration and reduced gastrointestinal side effects, improving patient convenience, compliance and pharmacokinetic profiles.  Regulatory applications for once daily Glumetza™ (Metformin GR) for the treatment of Type II diabetes has been submitted to agencies in the U.S. and Canada, and the company has completed its Phase III clinical trial with once daily Proquin ™ XR (ciprofloxacin HCl extended-release tablets) for the treatment of urinary tract infections.  The company is also conducting a Phase II trial with the diuretic Furosemide GR and plans to initiate a Phase II trial with the seizure and pain drug Gabapentin GR later in 2004.  Additional information about Depomed may be found at its web site, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DEPOMED, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

			Period From Inception
	Three Months Ended March 31,		(August 7, 1995) to
	2004	2003	March 31, 2004

Revenue:
Collaborative agreements	$119,725	$386,986	$4,912,738
Collaborative agreements with affiliates	—	—	5,101,019

Total revenue	119,725	386,986	10,013,757

Operating expenses:
Research and development	5,707,821	5,765,080	87,450,124
General and administrative	1,012,144	770,025	19,773,639
Purchase of in-process research and development	—	—	298,154

Total operating expenses	6,719,965	6,535,105	107,521,917

Loss from operations	(6,600,240)	(6,148,119)	(97,508,160)

Other income (expenses):
Equity in loss of joint venture	—	(5,224)	(19,817,062)
Gain from Bristol-Myers legal settlement	—	—	18,000,000
Interest and other income	145,997	74,875	2,051,760
Interest expense	(226,702)	(224,115)	(2,518,471)

Total other income (expenses)	(80,705)	(154,464)	(2,283,773)

Net loss	$(6,680,945)	$(6,302,583)	$(99,791,933)

Basic and diluted net loss per share	$(0.19)	$(0.38)

Shares used in computing basic and diluted net loss per share	34,584,997	16,460,566

DEPOMED, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(Unaudited)	(See Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$12,491,513	$20,044,698
Marketable securities	24,782,458	24,210,562
Accounts receivable	178,665	278,452
Prepaid and other current assets	757,794	692,191
Total current assets	38,210,430	45,225,903
Property and equipment, net	2,411,617	2,140,610
Other assets	449,506	326,136
	$41,071,553	$47,692,649

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,706,369	$2,024,221
Accrued compensation	561,627	809,509
Accrued clinical trial expense	494,892	94,598
Other accrued liabilities	297,101	374,383
Capital lease obligation, current portion	32,761	26,384
Long-term debt, current portion	239,787	289,555
Total current liabilities	3,332,537	3,618,650
Capital lease obligation, non-current portion	6,500	12,808
Long-term debt, non-current portion	15,187	73,012
Promissory note from related party, non-current portion	9,619,410	9,412,025
Commitments
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; Series A convertible preferred stock; 25,000 shares designated, 12,015 shares issued and outstanding at March 31, 2004 and December 31, 2003	12,015,000	12,015,000
Common stock, no par value, 100,000,000 shares authorized; 34,606,575 and 34,569,212 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	116,751,077	116,540,841
Deferred compensation	(885,044)	(863,872)
Deficit accumulated during the development stage	(99,791,933)	(93,110,988)
Accumulated other comprehensive income (loss)	8,819	(4,827)
Total shareholders’ equity:	28,097,919	34,576,154
	$41,071,553	$47,692,649

(1)  The balance sheet as of December 31, 2003 was derived from the audited balance sheet included in the Company’s 2003 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2004.

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